Filed under Rule 424(b)(5), Registration Statement No. 333-184147
Preliminary Pricing Supplement No. 33 dated February 11, 2013 (to: Prospectus dated September 28, 2012 and Prospectus Supplement dated September 28, 2012)

CUSIP / ISIN Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
78012DBJ1 / US78012DBJ19		$100.00%	1.50%	$	FIXED	2.15% per annum	MONTHLY	02/15/2018	03/15/2013	$1.37	NO	SENIOR

Redemption Information: Non-Callable/Non-Puttable

Lead Manager and Lead Agent: RBS Securities Inc.

The Royal Bank of Scotland Group plc
Offering Dates: 02/11/2013 through 02/19/2013
Trade Date: 02/19/2013
Settlement Date: 02/22/2013
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 2230 via RBS Securities Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes will be treated as fixed rate debt instruments for U.S. federal income tax purposes.

Intended to be listed on the Channel Islands Stock Exchange.
The Royal Bank of Scotland Group plc Retail Corporate Notes Prospectus dated September 28, 2012 and Prospectus Supplement dated September 28, 2012